UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2020

ZENDESK, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36456	26-4411091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1019 Market Street San Francisco, California		94103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 418-7506

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ZEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Agreement.

Convertible Notes and the Indenture

On June 11, 2020, Zendesk, Inc. (the “Company”) priced its private offering of $1.0 billion in aggregate principal amount of 0.625% Convertible Senior Notes due 2025 (the “Initial Notes”). On June 12, 2020, the initial purchasers in such offering exercised their option to purchase an additional $150.0 million in aggregate principal amount of 0.625% Convertible Senior Notes due 2025 (the “Additional Notes” and together with the Initial Notes, the “Notes”), bringing the total aggregate principal amount of the Notes to $1.15 billion. The Notes are senior unsecured obligations of the Company. On June 16, 2020, the Notes were issued pursuant to an Indenture, dated June 16, 2020 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee. The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable.

The Notes will mature on June 15, 2025, unless earlier converted, redeemed or repurchased. The Notes will bear interest from June 16, 2020 at a rate of 0.625% per year payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2020. The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding March 15, 2025, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the second business day immediately prior to the redemption date, but only with respect to the Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events. On or after March 15, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in minimum denominations of $1,000 or an integral multiple in excess thereof, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Common Stock or a combination of cash and shares of the Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture. The conversion rate for the Notes will initially be 9.1944 shares of the Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $108.76 per share of the Common Stock. The initial conversion price of the Notes represents a premium of approximately 32.5% over the volume-weighted average price, including the closing price of the Common Stock, on the New York Stock Exchange on June 11, 2020. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, following certain corporate events that occur prior to the maturity date or if the Company delivers a notice of redemption, the Company will increase the conversion rate, in certain circumstances, for a holder who elects to convert its Notes in connection with such a corporate event or convert its Notes called (or deemed called) for redemption in connection with such notice of redemption.

The Company may not redeem the Notes prior to June 20, 2023. The Company may redeem for cash all or any portion of the Notes, at its option, on or after June 20, 2023 and on or prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on and including the trading day preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

A copy of the Indenture and the form of the Note are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Indenture and Notes does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The net proceeds from the offering of the Notes were approximately $1.126 billion, after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company. The Company used approximately $130.0 million of the net proceeds from the offering of the Notes to pay the cost of the Capped Call Transactions (as defined below). The Company agreed to use approximately $617.6 million of the net proceeds from the offering of the Notes to repurchase for cash approximately $425.8 million in aggregate principal amount of the Company’s 0.25% Convertible Senior Notes due 2023 (the “2023 Notes”). The Company has repurchased approximately $403.9 million in aggregate principal amount of such 2023 Notes as of June 17, 2020, and expects to repurchase the remaining $21.9 million in aggregate principal amount of such 2023 Notes in the near term. The Company intends to use the remainder of the net proceeds from the offering of the Notes for working capital and other general corporate purposes, including the further expansion and development of the Company’s customer experience product and platform solutions, the development of new solutions and services, continued investment in the Company’s sales and marketing capabilities, and maturation of the Company’s international organization. The Company may also use a portion of the net proceeds to acquire complementary businesses, products, services, or technologies. However, the Company has not entered into any agreements for any specific acquisitions at this time.

Capped Call Transactions

On June 11, 2020, in connection with the pricing of the Initial Notes, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with the initial purchasers of the Notes and other financial institutions (the “Option Counterparties”). On June 12, 2020, in connection with the initial purchasers’ exercise of their option to purchase the Additional Notes, the Company entered into additional privately negotiated capped call transactions with the Option Counterparties (the “Additional Capped Call Transactions,” and together with the Base Capped Call Transactions, the “Capped Call Transactions”). The Capped Call Transactions cover, subject to customary adjustments, the number of shares of the Common Stock that underlie the Notes. The Capped Call Transactions are expected generally to reduce potential dilution to the Common Stock upon conversion of the Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, in the event that the market price per share of the Common Stock, as measured under the terms of the Capped Call Transactions, is greater than the strike price of the Capped Call Transactions, which initially corresponds to the conversion price of the Notes and is subject to anti-dilution adjustments. If, however, the market price per share of the Common Stock, as measured under the terms of the Capped Call Transactions, exceeds the cap price of the Capped Call Transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially approximately $164.17 per share, which represents a premium of 100% over the volume-weighted average price, including the closing price of the Common Stock, on June 11, 2020, and is subject to certain adjustments under the terms of the Capped Call Transactions.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

A copy of the form of confirmation for the Capped Call Transactions is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the terms of the Capped Call Transactions does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers in the purchase agreement dated June 11, 2020, pursuant to which the Company sold the Notes to the initial purchasers. The shares of the Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of the Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes, and any resulting issuance of shares of the Common Stock.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of June 16, 2020, between Zendesk, Inc. and Wilmington Trust, National Association, as trustee.

4.2	Form of 0.625% Convertible Senior Notes due 2025 (included in Exhibit 4.1).

10.1	Form of Capped Call Transaction Confirmation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zendesk, Inc.

June 17, 2020	By:	/s/ Elena Gomez
	Name:	Elena Gomez
	Title:	Chief Financial Officer (Principal Financial Officer)